FOR IMMEDIATE RELEASE Hudson Valley Holding Corp. 21 Scarsdale Road Yonkers, NY 10707	CONTACT Stephen R. Brown President & CEO (914) 771-3212

HUDSON VALLEY HOLDING CORP. ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER OF 2012

– Bank Continues to Lower Funding Costs as Core Deposits Grow to 96 percent of Total Deposits –

– Generates 3.93 Percent Net Interest Margin, Even with Excess Cash from
First Quarter Loan Sales –

–Capital Ratios Increase to Highest Level in Eight Years –

- C&I Loan Balances Continue to Increase -

– Board Declares Dividend of $0.18 for the Third Quarter of 2012 –

YONKERS, N.Y. – August 1, 2012 – Hudson Valley Holding Corp. (NYSE: HVB) today reported solid profitability in the second quarter ended June 30, 2012, as the bank continued to lower funding costs and increase capital ratios while operating with a significant excess cash position following its successful loan sales in the first quarter of the year.

“Robust business loan and deposit balances in the second quarter reflect the stability of Hudson Valley’s niche commercial customer base and the strength of our bankers’ relationships throughout Metro New York,” President and Chief Executive Officer Stephen R. Brown said. “We also maintained competitive funding costs and core deposit growth, positioning us to profitably deploy the proceeds of last quarter’s loan sales. As we patiently evaluate new lending opportunities that will leverage Hudson Valley’s business banking approach in the communities we serve, our core franchise continues to prosper, building capital to the highest levels in eight years.”

The parent company of Hudson Valley Bank earned net income of $5.0 million, or $0.25 per diluted share, for the second quarter of 2012, compared to $7.4 million, or $0.38 per share, during the second quarter of 2011.

First quarter 2012 net income of $18.0 million, or $0.92 per share, included $9.4 million or $0.48 per share in after-tax net gains on the sale of $474 million in loans. The loan sales were pursuant to the bank’s previously announced understanding with the Office of the Comptroller of the Currency (OCC) to reduce concentrations of commercial real estate (CRE) and classified assets below 400 percent and 25 percent of risk-based capital, respectively. At June 30, 2012, the bank’s ratios of CRE and classified assets to risk-based capital were 365.4 percent and 24.6 percent.

All earnings per share data reported today reflect additional shares outstanding as a result of Hudson Valley’s 10 percent stock dividend issued in December 2011.

Hudson Valley’s net interest margin was 3.93 percent in the second quarter of 2012, compared to 4.75 percent in the first quarter of 2012 and 4.55 percent in the second quarter of 2011. The significant cash position derived from last quarter’s loan sales drove margin compression, lowering the yield on interest-earning assets to 4.26 percent from 5.14 percent in the linked quarter and 5.09 percent in the second quarter of 2011. Continued improvement in deposit funding costs partially offset this decline.

During the second quarter, the company’s average cost of deposits fell to 0.23 percent, five basis points lower than the linked quarter and 15 basis points below the second quarter of 2011. The company continues to seek prudent and profitable opportunities to deploy loan-sale proceeds beyond its first quarter 2012 purchase of $65.8 million in adjustable rate mortgages.

Hudson Valley continues to derive meaningful fee income from its deep commercial relationships. The bank earned $4.8 million in non-interest income during the second quarter of 2012, compared to $20.4 million (including the $15.9 million loan-sale gain) in the first quarter of 2012 and $3.8 million in the second quarter of 2011. Fee income saw modest growth on a linked quarter basis due to lower securities impairment charges and higher investment advisory fees, while deposit service charges were lower. Compared to last year’s second quarter, second quarter 2012 core banking fees were stable while overall fees grew $1.0 million due to losses on certain assets held for sale in 2011.

The company’s core relationship banking operations retained their characteristic efficiency during the second quarter, while corporate initiatives to attract executive-level talent and introduce best practices modestly increased the company’s expense run-rate. Non-interest expense was $21.0 million for the three months ended June 30, 2012, representing increases of $0.2 million, or 0.8 percent, from the first quarter of 2012 and $0.4 million, or 1.9 percent, from the second quarter of 2011. Hudson Valley’s efficiency ratio was 68.1 percent in the second quarter, compared to 56.8 percent and 58.8 percent in the linked and year-ago quarters, respectively.

Hudson Valley continued to maintain an enviable core deposit base in the second quarter of 2012. Core deposits, which exclude time deposits greater than $100,000, increased $18.9 million from the linked quarter to $2.3 billion, comprising 96 percent of total deposits. Stable and low-cost deposit funding remains the foundation of Hudson Valley’s commercial banking franchise.

Portfolio Credit Quality

Hudson Valley’s total nonperforming assets (NPAs), including nonaccrual loans, nonaccrual loans held for sale, accruing loans delinquent over 90 days and other real estate owned (OREO), were $39.6 million at June 30, 2012, compared to $29.0 million at March 31, 2012, $58.9 million at December 31, 2011 and $64.5 million at June 30, 2011. NPAs totaled 1.40 percent of total assets at June 30, 2012, compared to 1.03 percent at March 31, 2012, 2.11 percent at December 31, 2011 and 2.29 percent at June 30, 2011.

The linked quarter increase in nonperforming assets reflected the progression of certain delinquent loans to nonaccrual status, in particular, a $13.1 million relationship with whom a workout plan was developed which included a $6.5 million payment received in early July. The sale of $474 million in held-for-sale loans, including $27.8 million in nonperforming loans held-for-sale, significantly improved the bank’s key asset quality measures compared to December 31, 2011 and June 30, 2011.

Net charge-offs during the second quarter of 2012 were $5.0 million, and included $2.0 million which was included as a specific reserve component of the allowance for loan loss at March 31, 2012 and December 31, 2011. As a percentage of average loans, annualized net charge-offs were 1.27 percent in the second quarter of 2012, compared to 0.04 percent in the first quarter of 2012 and a net recovery position of 0.01 percent in the second quarter of 2011.

The provision for loan losses was $1.9 million for the second quarter. Provision for loan losses was $1.5 million and $1.4 million in the linked and year-ago quarters, respectively.

The bank’s allowance for loan losses was $28.7 million at June 30, 2012, compared to $31.9 million at March 31, 2012, $30.7 million at December 31, 2011 and $41.9 million at June 30, 2011. Allowances measured 1.85 percent, 1.94 percent, 1.95 and 2.17 percent of total loans at each of those dates, respectively.

Commercial Loan Portfolio

Hudson Valley Bank continues to actively fund existing loans and originate new loans to meet the needs of middle-market commercial customers and their principals in Westchester and Rockland counties, lower Connecticut and metropolitan New York City.

Commercial and industrial (C&I) loans totaled $231.1 million at June 30, 2012, a 3.9 percent increase from March 31, 2012. C&I loans totaled $218.5 million at December 31, 2011 and $227.0 million at June 30, 2011. The second quarter 2012 increase in C&I loans reflects increased emphasis on this type of lending as the bank works to reduce its overall concentration in CRE.

Reflecting the bank’s previously announced plans to reduce its commercial real estate concentration relative to risk-based capital, CRE loans totaled $633.6 million on June 30, 2012, decreasing from $705.6 million at March 31, 2012, $690.8 million at December 31, 2011 and $844.7 at June 30, 2011.

Progress on Commitments to Primary Banking Regulator

During the second quarter, Hudson Valley Bank submitted a capital plan to the OCC, as required under its written agreement with the regulator. The bank is operating in accordance with its capital plan without supervisory objection from the OCC.

“The board of directors is pleased with the progress toward addressing all of the commitments under our written agreement with the OCC,” Chairman James J. Landy said. “We believe we are on track toward meeting the obligations set forth in the agreement, while continuing to serve our commercial customers’ every need in the dedicated manner they’ve come to expect from Hudson Valley Bank.” Landy added, “Based upon our capital plan now in place, which includes provisions regarding payment of dividends, we anticipate the continuation of our current quarterly dividend.”

$0.18 Cash Dividend Declared

Hudson Valley’s board of directors declared a cash dividend of $0.18 per share, payable to all common stock shareholders of record as of the close of business on August 13, 2012. The dividend will be payable on August 24, 2012.

Capital Strength

At June 30, 2012, Hudson Valley Holding Corp. posted a total risk-based capital ratio of 17.0 percent, a Tier 1 risk-based capital ratio of 15.8 percent, and a Tier 1 leverage ratio of 9.6 percent.

Its Hudson Valley Bank subsidiary at June 30, 2012 recorded a total risk-based capital ratio of 16.8 percent, a Tier 1 risk-based capital ratio of 15.6 percent, and a Tier 1 leverage ratio of 9.5 percent.

Hudson Valley’s capital ratios remain in excess of “well capitalized” levels applicable to banks under current regulations. Further, Hudson Valley Bank’s capital ratios at June 30, 2012 were in excess of the following internal minimum capital ratios established under the Bank’s capital plan submitted to the OCC: total risk-based capital ratio of at least 13.0 percent, a Tier 1 risk-based capital ratio of at least 10.0 percent, and a Tier 1 leverage ratio of at least 8.5 percent.

Second Quarter and Six Month Review

The Company recorded net income for the three month period ended June 30, 2012 of $5.0 million or $0.25 per diluted share, a decrease of $2.4 million compared to net income of $7.4 million or $0.38 per diluted share for the same period in the prior year. Net income for the six month period ended June 30, 2012 was $23.0 million or $1.17 per diluted share, an increase of $10.7 million compared to net income of $12.3 million or $0.63 per diluted share for the same period in the prior year. Per share amounts for the 2011 periods have been adjusted to reflect the effects of the 10 percent stock dividend issued in December 2011.

The decrease in earnings for the three month period ended June 30, 2012, compared to the same period in the prior year, was primarily due to a $4.1 million decrease in net interest income, the anticipated result of excess liquidity remaining from the proceeds of the loan sales conducted in the first and second quarters of 2012. The loan sales were conducted as part of the Company’s efforts to reduce the levels of nonperforming and other classified loans, and also to reduce the overall concentration in commercial real estate loans. In addition to the decrease in net interest income, net income for the second quarter of 2012 was lower, compared to the same period in the prior year, as a result of a higher provision for loan losses and lower fee income, partially offset by lower losses on sales and revaluations of loans and other real estate owned and slightly higher non interest expenses. The increase in earnings for the six month period ended June 30, 2012, compared to the same period in the prior year, resulted primarily from pretax gain of $15.9 million resulting from the successful completion of $474 million of loan sales announced in the fourth quarter of 2011 and completed at the end of the first quarter of 2012. In addition to the gains on the loan sales, income for the six month period ended June 30, 2012 was higher, compared to the same period in the prior year, as a result of higher non interest income and a lower provision for loan losses, partially offset by lower net interest income, higher impairment charges on securities available for sale and slightly higher non interest expenses.

Total loans, excluding loans held for sale, decreased $89.2 million and $20.4 million during the three and six month periods ended June 30, 2012 compared to the prior year end. The overall decrease was primarily the result of pay downs and payoffs of existing loans exceeding new production and additional loan sales conducted in the second quarter of 2012, partially offset by the purchase of adjustable rate residential loans in the first quarter of 2012, which were purchased as partial redeployment of proceeds from sales of loans held for sale. The Company continues to provide lending availability to both new and existing customers.

Nonperforming assets decreased to $39.6 million at June 30, 2012, compared to $58.9 million at December 31, 2011. Overall asset quality continued to be adversely affected by the current state of the economy and the real estate market. Although there is evidence that the current economic downturn may have begun to slowly turn around, higher than normal levels of delinquent and nonperforming loans, slowdowns in repayments and declines in the loan-to-value ratios on existing loans continued during the first half of 2012. Despite recent reductions in classified and nonperforming loans, the company’s loan portfolio continued to be adversely impacted by the effects of declines in the demand for and values of virtually all commercial and residential real estate properties. These declines, together with the limited availability of residential mortgage financing, resulted in some continuing weakness in the overall asset quality of the company’s loan portfolio. As a result of these factors, the Company has continued to follow aggressive strategies for resolving problem assets and has maintained the allowance for loan loss at a higher than normal level. The provision for loan losses totaled $1.9 million and $3.3 million, respectively, for the three and six month periods ended June 30, 2012, compared to $1.5 million and $7.0 million, respectively, for the same periods in the prior year. The 2012 provision is significantly lower than in 2011 reflecting improvements achieved in the resolutions of classified and nonperforming loans. However, the provisions in both 2012 and 2011 are reflective of continued weakness in the overall economy, and the related effects of this weakness on the Company’s overall asset quality.

Total deposits increased slightly by $14.6 million during the six month period ended June 30, 2012, compared to the prior year end. The Company continued to emphasize its core deposit growth, while placing less emphasis on non core deposits including deposits which are obtained on a bid basis.

Liquidity from deposit growth and excess loan and investment repayments over new production was retained in the Company’s short-term liquidity portfolios, available to fund future loan growth. With interest rates remaining at historical low levels, this increase in liquidity contributed to significant margin compression. The net interest margin was 3.93 percent and 4.34 percent, respectively, for the three and six month periods ended June 30, 2012, compared to 4.55 percent and 4.47 percent, respectively, for the same periods in the prior year. The company expects some additional net interest margin compression in future quarters due to maturing loans and investments being reinvested at lower interest rates and until redeployment of the excess proceeds from the recent loan sales and other maturing assets can be completed in a manner consistent with the company’s risk management policies. Regardless of the timing of the aforementioned redeployment, if interest rates continue at current levels, we expect that additional downward pressure on net interest margin will continue.

As a result of the aforementioned activities, tax equivalent basis net interest income decreased by $4.1 million or 13.6 percent to $26.1 million for the three month period ended June 30, 2012, compared to $30.2 million for the same period in the prior year. Tax equivalent basis net interest income decreased by $0.4 million or 0.7 percent to $57.9 million for the six month period ended June 30, 2012, compared to $58.3 million for the same period in the prior year. The effect of the adjustment to a tax equivalent basis was $0.6 million and $1.1 million, respectively, for the three and six month periods ended June 30, 2012, compared to $0.6 million and $1.2 million, respectively, for the same periods in the prior year.

The Company’s non interest income was $4.8 million and $25.1 million, respectively, for the three and six month periods ended June 30, 2012. This represented increases of $1.0 million and $16.6 million, respectively, compared to $3.8 million and $9.1 million, respectively, for the same periods in the prior year. The increase in the three month period ended June 30, 2012, compared to the same period in the prior year, resulted from higher other income and lower other losses, partially offset by lower service fees and lower investment advisory fees. The increase in the six month period ended June 30, 2012, compared to the same period in the prior year, resulted from a $15.9 million pretax gain on sales of loans completed in the first quarter of 2012 and higher other income, partially offset by lower service fees, lower investment advisory fees and higher impairment charges on securities available-for-sale. Investment advisory fee income was lower in 2012 primarily as a result of the effects of continued fluctuation in both domestic and international equity markets. Service charges decreased slightly due to decreased activity. Pre-tax impairment charges on securities available for sale were $0.5 million for the six month period ended June 30, 2012 and $0.2 million for the same period in the prior year. The impairment charges were related to the company’s investments in pooled trust preferred securities. Non interest income also included other losses of $1.0 million and $0.9 million, respectively, for the three and six month periods ended June 30, 2011. These losses related to sales and revaluations of other real estate owned and loans held for sale.

Non interest expense was $21.0 million and $41.9 million, respectively, for the three and six month periods ended June 30, 2012. This represented increases of $0.4 million or 1.9 percent and $0.8 million or 1.9 percent, respectively, compared to $20.6 million and $41.1 million, respectively, for the same periods in the prior year. The increase in non interest expense resulted primarily from an additional provision of $1.3 million related to the previously announced investigations and settlement discussions with the Securities and Exchange Commission (SEC) and the Department of Labor (DOL) relating to issues surrounding the brokerage practices and policies and disclosures about such practices of the company’s investment advisory subsidiary, A.R. Schmeidler & Co., Inc. Based on ongoing settlement discussions with the SEC and the DOL, the company believes it has substantially accrued for any penalties and related costs anticipated in the final resolution of this matter although, until final agreement is reached, the complete accrual cannot be determined. Other changes in non interest expense included decreases in costs associated with problem loan resolution and decreases in FDIC insurance, partially offset by increases in investments in technology and personnel to accommodate expanding risk management requirements and growth and the expansion of services and products available to new and existing customers.

Hudson Valley’s capital ratios remain significantly in excess of “well capitalized” levels generally applicable to banks under current regulations. At June 30, 2012, Hudson Valley Holding Corp. posted a total risk-based capital ratio of 17.0 percent, a Tier 1 risk-based capital ratio of 15.8 percent, and a Tier 1 leverage ratio of 9.6 percent.
Non-GAAP Financial Disclosures and Reconciliation to GAAP

In addition to evaluating Hudson Valley Holding Corp’s results of operations in accordance with U.S. generally accepted accounting principles (“GAAP”), management routinely supplements this evaluation with an analysis of certain non-GAAP financial measures, such as the tangible equity ratio and tangible book value per share. Management believes these non-GAAP financial measures provide information useful to investors in understanding Hudson Valley Holding Corp’s underlying operating performance and trends, and facilitates comparisons with the performance of other banks. Further, the tangible equity ratio and tangible book value per share are used by management to analyze the relative strength of Hudson Valley Holding Corp’s capital position.

In light of diversity in presentation among financial institutions, the methodologies used by Hudson Valley Holding Corp. for determining the non-GAAP financial measures discussed above may differ from those used by other financial institutions. A reconciliation of the non-GAAP to GAAP measures accompanies this press release.

Conference Call

As previously announced, Hudson Valley will hold its quarterly conference call to review the company’s financial results on Wednesday, August 1, 2012 at 10:00 AM ET:

Domestic (toll free): 1-877-317-6789; International (toll): + 1-412-317-6789.

All participants should dial in at least ten minutes prior to the call and request the “HVB Second Quarter Earnings Call.”

A replay of the call will be available one hour from the close of the conference through August 16, 2012 at 9:00 AM ET:

Domestic Toll Free: 1-877-344-7529 — Conference # 10015751; International Toll: +1-412-317-0088 - Conference # 10015751.

Participants will be required to state their name and company upon entering call.

The company webcast will be available live at 10:00 AM ET, and archived after the call through its website at www.hudsonvalleybank.com.

About Hudson Valley Holding Corp.
About Hudson Valley Holding Corp: Hudson Valley Holding Corp., headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank (”Hudson Valley”). Hudson Valley Bank is a Westchester based Bank with more than $2.8 billion in assets, serving the metropolitan area with 36 branches located in Westchester, Rockland, the Bronx, Manhattan and Brooklyn in New York and Fairfield County and New Haven County, in Connecticut. Hudson Valley specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. Hudson Valley Holding Corp.’s common stock is traded on the NYSE under the ticker symbol “HVB” and is included in the Russell 3000® Index. Additional information on Hudson Valley Bank can be obtained on their web-site at www.hudsonvalleybank.com

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Hudson Valley Holding Corp. (“Hudson Valley”) has made in this press release various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to earnings, credit quality and other financial and business matters for periods subsequent to December 31, 2011. These statements may be identified by such forward-looking terminology as “expect”, “may”, “will”, “anticipate”, “continue”, “believe” or similar statements or variations of such terms. Hudson Valley cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, in addition to those risk factors disclosed in the Hudson Valley’s Annual Report on Form 10-K for the year ended December 31, 2011 include, but are not limited to:

•	our ability to comply with the formal agreement entered into with the Office of the Comptroller of the Currency (the “OCC”) and any additional restrictions placed on us as a result of future regulatory exams or changes in regulatory policy implemented by the OCC or other bank regulators;

•	the OCC and other bank regulators may require us to further modify or change our mix of assets, including our concentration in certain types of loans, or require us to take further remedial actions;

•	the results of the investigation of A.R. Schmeidler & Co., Inc. by the Securities and Exchange Commission (the “SEC”) and the Department of Labor (the “DOL”) and the possibility that our management’s attention will be diverted to the SEC and DOL investigations and settlement discussions and we will incur further costs and legal expenses;

•	the adverse affects on the business of A.R. Schmeidler & Co., Inc. and our trust department arising from a settlement with the SEC and DOL investigations;

•	our inability to pay quarterly cash dividends to shareholders in light of our earnings, the current and future economic environment, Federal Reserve Board guidance, our Bank’s capital plan and other regulatory requirements applicable to Hudson Valley or Hudson Valley Bank ;

•	the possibility that we may need to raise additional capital in the future and our ability to raise such capital on terms that are favorable to us;

•	further increases in our non-performing loans and allowance for loan losses;

•	ineffectiveness in managing our commercial real estate portfolio;

•	lower than expected future performance of our investment portfolio;

•	a lack of opportunities for growth, plans for expansion (including opening new branches) and increased or unexpected competition in attracting and retaining customers;

•	continued poor economic conditions generally and in our market area in particular, which may adversely affect the ability of borrowers to repay their loans and the value of real property or other property held as collateral for such loans;

•	lower than expected demand for our products and services;

•	possible impairment of our goodwill and other intangible assets;

•	our inability to manage interest rate risk;

•	increased expense and burdens resulting from the regulatory environment in which we operate and our inability to comply with existing and future regulatory requirements;

•	our inability to maintain regulatory capital above the minimum levels Hudson Valley Bank has set as its minimum capital levels in its capital plan provided to the OCC, or such higher capital levels as may be required;

•	proposed legislative and regulatory action may adversely affect us and the financial services industry;

•	future increased Federal Deposit Insurance Corporation, or FDIC, special assessments or changes to regular assessments;

•	potential liabilities under federal and state environmental laws;

•	regulatory limitations on dividends payable by Hudson Valley or Hudson Valley Bank.

We assume no obligation for updating any such forward-looking statements at any given time.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the three months ended June 30, 2012 and 2011
Dollars in thousands, except per share amounts
	Three Months Ended
	Jun 30
	2012	2011
Interest Income:
Loans, including fees	$22,663	$27,941
Securities:
Taxable	3,140	3,147
Exempt from Federal income taxes	1,010	1,150
Federal funds sold	9	23
Deposits in banks	298	201
Total interest income	27,120	32,462

Interest Expense:
Deposits	1,414	2,290
Securities sold under repurchase agreements and other short-term borrowings	16	57
Other borrowings	182	501
Total interest expense	1,612	2,848

Net Interest Income	25,508	29,614
Provision for loan losses	1,894	1,546
Net interest income after provision for loan losses	23,614	28,068

Non Interest Income:
Service charges	1,529	1,552
Investment advisory fees	2,512	2,753
Recognized impairment charge on securities available for sale (includes $395 of total gains and $184 of total losses in 2012 and 2011, respectively, less $445 of gains and $141 of losses on securities available for sale, recognized in other comprehensive income in 2012 and 2011, respectively)	(50)	(43)
Realized gains on securities available for sale, net	—	—
Losses on sales and revaluations of loans and other real estate owned, net	(15)	(1,000)
Other income	813	569
Total non interest income	4,789	3,831

Non Interest Expense:
Salaries and employee benefits	11,360	11,263
Occupancy	2,210	2,202
Professional services	2,040	1,749
Equipment	1,161	1,107
Business development	837	590
FDIC assessment	726	686
Other operating expenses	2,700	3,051
Total non interest expense	21,034	20,648

Income Before Income Taxes	7,369	11,251
Income Taxes	2,408	3,819
Net Income	$4,961	$7,432

Basic Earnings Per Common Share (1)	$0.25	$0.38
Diluted Earnings Per Common Share (1)	$0.25	$0.38
(1) June 2011 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2011.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the six months ended June 30, 2012 and 2011
Dollars in thousands, except per share amounts

	Six Months Ended
	Jun 30
	2012	2011
Interest Income:
Loans, including fees	$51,578	$54,273
Securities:
Taxable	6,453	6,097
Exempt from Federal income taxes	1,996	2,311
Federal funds sold	17	49
Deposits in banks	354	365
Total interest income	60,398	63,095

Interest Expense:
Deposits	3,164	4,564
Securities sold under repurchase agreements and other short-term borrowings	67	104
Other borrowings	363	1,345
Total interest expense	3,594	6,013

Net Interest Income	56,804	57,082
Provision for loan losses	3,253	6,997
Net interest income after provision for loan losses	53,551	50,085

Non Interest Income:
Service charges	3,396	3,592
Investment advisory fees	4,910	5,359
Recognized impairment charge on securities available for sale (includes $105 and $957 of total losses in 2012 and 2011, respectively, less $423 of gains and $753 of losses on securities available for sale, recognized in other comprehensive income in 2012 and 2011, respectively)	(528)	(204)
Realized gains on securities available for sale, net	—	—
Gains (losses) on sales and revaluation of loans held for sale and other real estate owned, net	15,920	(873)
Other income	1,445	1,176
Total non interest income	25,143	9,050

Non Interest Expense:
Salaries and employee benefits	22,178	22,081
Occupancy	4,442	4,547
Professional services	3,907	3,202
Equipment	2,229	2,117
Business development	1,354	1,096
FDIC assessment	1,354	1,797
Other operating expenses	6,446	6,258
Total non interest expense	41,910	41,098

Income Before Income Taxes	36,784	18,037
Income Taxes	13,810	5,781
Net Income	$22,974	$12,256

Basic Earnings Per Common Share (1)	$1.17	$0.63
Diluted Earnings Per Common Share (1)	$1.17	$0.63

(1) June 2011 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2011.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
June 30, 2012 and December 31, 2011
Dollars in thousands, except per share and share amounts

	Jun 30	Dec 31
	2012	2011
ASSETS
Cash and non interest earning due from banks	$46,047	$43,743
Interest earning deposits in banks	595,263	34,361
Federal funds sold	22,250	16,425
Securities available for sale, at estimated fair value (amortized cost of $453,993 in
2012 and $503,584 in 2011)	456,165	507,897
Securities held to maturity, at amortized cost (estimated fair value of $12,217 in
2012 and $13,819 in 2011)	11,458	12,905
Federal Home Loan Bank of New York (FHLB) stock	4,827	3,831
Loans (net of allowance for loan losses of $28,733 in 2012 and $30,685 in 2011)	1,523,833	1,541,405
Loans held for sale	2,387	473,814
Accrued interest and other receivables	35,460	40,405
Premises and equipment, net	25,130	25,936
Other real estate owned	250	1,174
Deferred income tax, net	19,279	19,822
Bank owned life insurance	38,458	37,563
Goodwill	23,842	23,842
Other intangible assets	1,277	1,651
Other assets	10,318	12,896
TOTAL ASSETS	$2,816,244	$2,797,670

LIABILITIES
Deposits:
Non interest bearing	$964,372	$910,329
Interest bearing	1,475,476	1,514,953
Total deposits	2,439,848	2,425,282
Securities sold under repurchase agreements and other short-term borrowings	42,173	53,056
Other borrowings	16,447	16,466
Accrued interest and other liabilities	25,177	25,304
TOTAL LIABILITIES	2,523,645	2,520,108

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.01 par value; authorized 15,000,000 shares; no shares
outstanding in 2012 and 2011, respectively	—	—
Common stock, $0.20 par value; authorized 25,000,000 shares: outstanding
19,633,977 and 19,516,490 shares in 2012 and 2011, respectively	4,186	4,163
Additional paid-in capital	348,114	347,764
Retained earnings (deficit)	(2,585)	(18,527)
Accumulated other comprehensive income	448	1,726
Treasury stock, at cost; 1,299,414 shares in 2012 and 2011	(57,564)	(57,564)
TOTAL STOCKHOLDERS’ EQUITY	292,599	277,562

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,816,244	$2,797,670

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the three months ended June 30, 2012 and 2011
The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Three Months Ended June 30,
		2012			2011
(Unaudited)	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	(3)	Rate	Balance	(3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$532,009	$298	0.22%	$250,408	$201	0.32%
Federal funds sold	16,658	9	0.22%	41,988	23	0.22%
Securities: (1)
Taxable	373,009	3,140	3.37%	358,474	3,147	3.51%
Exempt from federal income taxes	96,953	1,554	6.41%	110,642	1,769	6.40%
Loans, net (2)	1,577,190	22,663	5.75%	1,840,076	27,941	6.07%
Total interest earning assets	2,595,819	27,664	4.26%	2,601,588	33,081	5.09%

Non interest earning assets:
Cash & due from banks	46,279			50,110
Other assets	150,049			140,332
Total non interest earning assets	196,328			190,442

Total assets	$2,792,147			$2,792,030

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$856,977	$917	0.43%	$969,145	$1,603	0.66%
Savings	126,547	148	0.47%	112,632	115	0.41%
Time	140,963	211	0.60%	169,824	384	0.90%
Checking with interest	358,670	138	0.15%	290,163	188	0.26%
Securities sold under repo & other s/t borrowings	44,715	16	0.14%	45,350	57	0.50%
Other borrowings	16,450	182	4.43%	46,379	501	4.32%
Total interest bearing liabilities	1,544,322	1,612	0.42%	1,633,493	2,848	0.70%

Non interest bearing liabilities:
Demand deposits	925,569			841,503
Other liabilities	28,830			23,804
Total non interest bearing liabilities	954,399			865,307

Stockholders’ equity (1)	293,426			293,230
Total liabilities and stockholders’ equity	$2,792,147			$2,792,030

Net interest earnings		$26,052			$30,233
Net yield on interest earning assets			4.01%			4.65%

(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. Effects of these adjustments are presented in the table below.
(2) Includes loans classified as non-accrual and loans held-for-sale.
(3) The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of
35 percent. Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules. Effects of these adjustments are presented in the table below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the six months ended June 30, 2012 and 2011
The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Six Months Ended June 30,
		2012			2011
(Unaudited)	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	(3)	Rate	Balance	(3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$327,322	$354	0.22%	$263,609	$365	0.28%
Federal funds sold	16,647	17	0.20%	43,318	49	0.23%
Securities: (1)
Taxable	384,002	6,453	3.36%	349,276	6,097	3.49%
Exempt from federal income taxes	98,806	3,071	6.22%	112,988	3,555	6.29%
Loans, net (2)	1,787,290	51,578	5.77%	1,784,059	54,273	6.08%
Total interest earning assets	2,614,067	61,473	4.70%	2,553,250	64,339	5.04%

Non interest earning assets:
Cash & due from banks	47,850			45,591
Other assets	154,651			146,736
Total non interest earning assets	202,501			192,327

Total assets	$2,816,568			$2,745,577

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$919,917	$2,156	0.47%	$919,924	$3,142	0.68%
Savings	121,171	261	0.43%	113,695	242	0.43%
Time	142,953	465	0.65%	177,107	819	0.92%
Checking with interest	329,671	282	0.17%	285,510	361	0.25%
Securities sold under repo & other s/t borrowings	49,150	67	0.27%	42,545	104	0.49%
Other borrowings	16,455	363	4.41%	60,642	1,345	4.44%
Total interest bearing liabilities	1,579,317	3,594	0.46%	1,599,423	6,013	0.75%

Non interest bearing liabilities:
Demand deposits	923,730			830,784
Other liabilities	27,016			23,260
Total non interest bearing liabilities	950,746			854,044

Stockholders’ equity (1)	286,505			292,110
Total liabilities and stockholders’ equity	$2,816,568			$2,745,577

Net interest earnings		$57,879			$58,326
Net yield on interest earning assets			4.43%			4.57%

(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. Effects of these adjustments are presented in the table below.
(2) Includes loans classified as non-accrual and loans held-for-sale.
(3) The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of
35 percent. Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules. Effects of these adjustments are presented in the table below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Financial Highlights
Second Quarter 2012
(Dollars in thousands, except per share amounts)
	3 mos end	3 mos end	6 mos end	6 mos end
	Jun 30	Jun 30	Jun 30	Jun 30
	2012	2011	2012	2011
Earnings:
Net Interest Income	$25,508	$29,614	$56,804	$57,082
Non Interest Income	$4,789	$3,831	$25,143	$9,050
Non Interest Expense	$21,034	$20,648	$41,910	$41,098
Net Income	$4,961	$7,432	$22,974	$12,256
Net Interest Margin	3.93%	4.55%	4.34%	4.47%
Net Interest Margin (FTE) (2)	4.01%	4.65%	4.43%	4.57%
Diluted Earnings Per Share (1)	$0.25	$0.38	$1.17	$0.63
Dividends Per Share (1)	$0.18	$0.14	$0.36	$0.28
Return on Average Equity	6.72%	10.13%	15.90%	8.38%
Return on Average Assets	0.71%	1.06%	1.63%	0.89%
Average Balances:
Average Assets	$2,795,090	$2,791,988	$2,820,157	$2,745,835
Average Net Loans	$1,577,190	$1,840,076	$1,787,290	$1,784,059
Average Investments	$469,962	$469,116	$482,808	$462,264
Average Interest Earning Assets	$2,598,762	$2,601,546	$2,617,656	$2,553,508
Average Deposits	$2,408,726	$2,383,267	$2,437,442	$2,327,020
Average Borrowings	$61,165	$91,729	$65,605	$103,187
Average Interest Bearing Liabilities	$1,544,322	$1,633,493	$1,579,317	$1,599,423
Average Stockholders’ Equity	$295,378	$293,390	$288,918	$292,413
Asset Quality — During Period:
Provision for loan losses	$1,894	$1,546	$3,253	$6,997
Net Chargeoffs	$5,018	($57)	$5,205	$4,056
Annualized Net Chargeoffs/Avg Net Loans	1.27%	-0.01%	0.58%	0.45%
(1) 2011 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2011.
(2) See Non-GAAP financial measures and reconciliation to GAAP below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Balance Sheet Data
Second Quarter 2012
(Dollars in thousands except per share amounts)
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2012	2012	2011	2011	2011
Period End Balances:
Total Assets	$2,816,244	$2,805,276	$2,797,670	$2,922,257	$2,817,815
Total Investments	$467,623	$460,188	$520,802	$499,811	$476,309
Net Loans	$1,523,833	$1,609,199	$1,541,405	$1,993,658	$1,888,761
Goodwill and Other Intangible Assets	$25,119	$25,306	$25,493	$25,680	$25,885
Total Deposits	$2,439,848	$2,423,901	$2,425,282	$2,529,668	$2,418,391
Total Stockholders’ Equity	$292,599	$290,884	$277,562	$303,511	$295,686
Tangible Common Equity (2)	$267,480	$265,578	$252,069	$277,831	$269,801
Common Shares Outstanding (1)	19,633,977	19,629,981	19,516,490	19,463,727	19,457,954
Book Value Per Share (1)	$14.90	$14.82	$14.22	$15.59	$15.20
Tangible Book Value Per Share (1) (2)	$13.62	$13.53	$12.92	$14.27	$13.87
Tangible Common Equity Ratio — HVHC (2)	9.6%	9.6%	9.1%	9.6%	9.7%
Tier 1 Leverage Ratio — HVHC	9.6%	9.4%	8.8%	9.7%	9.8%
Tier 1 Risk Based Capital Ratio — HVHC	15.8%	15.0%	11.3%	12.7%	13.2%
Total Risk Based Capital Ratio — HVHC	17.0%	16.3%	12.6%	14.0%	14.4%
Tier 1 Leverage Ratio — HVB	9.5%	9.1%	8.4%	9.2%	9.1%
Tier 1 Risk Based Capital Ratio — HVB	15.6%	14.6%	10.8%	12.1%	12.3%
Total Risk Based Capital Ratio — HVB	16.8%	15.8%	12.1%	13.4%	13.5%
Loan Categories (excluding Loans Held-For-Sale):
Commercial Real Estate	$633,581	$705,603	$690,837	$817,998	$844,741
Construction	96,211	106,698	110,027	145,682	148,439
Residential	559,144	568,472	514,828	812,203	671,638
Commercial and Industrial	231,140	222,485	218,500	221,208	227,008
Individuals	21,495	28,316	29,222	29,714	29,620
Lease Financing	14,015	13,187	12,538	13,036	13,329
Total Loans	$1,555,586	$1,644,761	$1,575,952	$2,039,841	$1,934,775

Asset Quality — Period End:
Allowance for Loan Losses	$28,733	$31,856	$30,685	$42,150	$41,889
Loans 31-89 Days Past Due Accruing	$5,436	$10,250	$4,974	$8,737	$12,361
Loans 90 Days or More Past Due Accruing (90 PD)	$0	$0	$0	$0	$0
Nonaccrual Loans (NAL)	$39,304	$27,859	$29,892	$58,537	$57,617
Other Real Estate Owned (OREO)	$250	$1,174	$1,174	$924	$2,370
Nonperforming Loans Held For Sale (HFS)	$0	$0	$27,848	$2,244	$4,506
Nonperforming Assets (90 PD+NAL+OREO+HFS)	$39,554	$29,033	$58,914	$61,705	$64,493
Allowance / Total Loans	1.85%	1.94%	1.95%	2.07%	2.17%
NAL / Total Loans	2.53%	1.69%	1.90%	2.87%	2.98%
NAL + 90 PD / Total Loans	2.53%	1.69%	1.90%	2.87%	2.98%
NAL + 90 PD + OREO / Total Assets	1.40%	1.03%	1.11%	2.03%	2.13%
Nonperforming Assets / Total Assets	1.40%	1.03%	2.11%	2.11%	2.29%

(1) Share and per share amounts for September, June & March 2011 have been restated to reflect the effects of the 10% stock dividend issued in December 2011.
(2) See Non-GAAP financial disclosures and reconciliation to GAAP below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Income Statement Data
Second Quarter 2012
(Dollars in thousands except per share amounts)
	3 mos end	3 mos end	3 mos end	3 mos end	3 mos end
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2012	2012	2011	2011	2011
Interest Income	$27,120	$33,278	$32,936	$32,586	$32,462
Interest Expense	1,612	1,982	2,197	2,548	2,848
Net Interest Income	25,508	31,296	30,739	30,038	29,614
Provision for Loan Losses	1,894	1,359	54,621	2,536	1,546
Non Interest Income	4,789	20,354	4,136	5,714	3,831
Non Interest Expense	21,034	20,876	18,967	20,090	20,648
Income (Loss) Before Income Taxes	7,369	29,415	(38,713)	13,126	11,251
Income Taxes (Benefit)	2,408	11,402	(15,812)	4,618	3,819
Net Income (Loss)	$4,961	$18,013	($22,901)	$8,508	$7,432

Diluted Earnings (Loss) per share (1)	$0.25	$0.92	($1.17)	$0.43	$0.38

Net Interest Margin	3.93%	4.75%	4.60%	4.47%	4.55%

Average Cost of Deposits (2)	0.23%	0.28%	0.32%	0.36%	0.38%

(1) Share and per share amounts for September, June & March 2011 have been restated to reflect the effects of the 10% stock dividend issued in December 2011.
(2) Includes noninterest bearing deposits

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Non-GAAP Financial Measures and Reconciliation to GAAP
(Dollars in thousands except per share amounts)
	Three Months Ended		Six Months Ended
	Jun 30		Jun 30
	2012	2011	2012	2011
Total interest earning assets:
As reported	$2,598,762	$2,601,546	$2,617,656	$2,553,508
Unrealized gain on securities
available-for-sale (a)	2,943	(42)	3,589	258

Adjusted total interest earning assets (1)	$2,595,819	$2,601,588	$2,614,067	$2,553,250

Net interest earnings:
As reported	$25,508	$29,614	$56,804	$57,082
Adjustment to tax equivalency basis (b)	544	619	1,075	1,244

Adjusted net interest earnings (1)	$26,052	$30,233	$57,879	$58,326

Net yield on interest earning assets:
As reported	3.93%	4.55%	4.34%	4.47%
Effects of (a) and (b) above	0.08%	0.10%	0.09%	0.10%

Adjusted net yield on interest earning assets (1)	4.01%	4.65%	4.43%	4.57%

Average stockholders’ equity:
As reported	$295,378	$293,390	$288,918	$292,413
Effects of (a) and (b) above	1,952	160	2,413	303

Adjusted average stockholders’ equity (1)	$293,426	$293,230	$286,505	$292,110

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2012	2012	2011	2011	2011
Tangible Equity Ratio:
Total Stockholders’ Equity:
As reported	$292,599	$290,884	$277,562	$303,511	$295,686
Less: Goodwill and other intangible assets	25,119	25,306	25,493	25,680	25,885
Tangible stockholders’ equity	$267,480	$265,578	$252,069	$277,831	$269,801

Total Assets:
As reported	$2,816,244	$2,805,276	$2,797,670	$2,922,257	$2,817,815
Less: Goodwill and other intangible assets	25,119	25,306	25,493	25,680	25,885
Tangible assets	$2,791,125	$2,779,970	$2,772,177	$2,896,577	$2,791,930

Tangible equity ratio (2)	9.6%	9.6%	9.1%	9.6%	9.7%

Tangible Book Value Per Share:
Tangible stockholders’ equity	$267,480	$265,578	$252,069	$277,831	$269,801
Common shares outstanding	19,633,977	19,629,981	19,516,490	19,463,727	19,457,954
Tangible book value per share (2)	$13.62	$13.53	$12.92	$14.27	$13.87

(1) Adjusted total interest earning assets, net interest earnings, net yield on interest earning assets and average stockholders equity exclude the effects of unrealized net gains and losses on securities available for sale. These are non-GAAP financial measures. Management believes that this alternate presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. As noted in the Company’s 2012 Proxy Statement, net income as a percentage of adjusted average stockholders’ equity is one of several factors utilized by management to determine total compensation.

(2) Tangible equity ratio and tangible book value for share are non-GAAP financial measurements. Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s underlying operating performance and trends, and facilitates comparisons with the performance of other banks and are used by management to analyze the relative strength of the Company’s capital position.